Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp 525 UNIVERSITY AVENUE PALO ALTO, CALIFORNIA 94301 --------- TEL: (650) 470-4500 FAX: (650) 470-4570 www.skadden.com

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May 9, 2025

CXApp Inc.

Four Palo Alto Square, Suite 200

3000 El Camino Real

Palo Alto, CA 94306

Re:	CXApp Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special United States counsel to CXApp Inc. (formerly known as KINS Technology Group Inc. (“KINS”)), a Delaware corporation (the “Company”), in connection with the resale by Avondale Capital, LLC (“Avondale” or “Selling Stockholder”) of up to 18,500,000 shares (the “Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of the Company, consisting of (i) 80,000 shares issued to Avondale pursuant to the Securities Purchase Agreement, dated as of March 26, 2025, between the Company and Avondale (the “Securities Purchase Agreement”) and (ii) up to 18,420,000 shares issuable under the Securities Purchase Agreement.

CXApp Inc.

May 9, 2025

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-1 of the Company relating to the Shares to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated as of the date hereof, which forms a part of and is included in the Registration Statement;

(c) an executed copy of the Securities Purchase Agreement;

(d) an executed copy of a certificate of Joy Mbanugo, Chief Financial Officer of the Company, dated the date hereof (the “Secretary’s Certificate”);

(e) a copy of the Company’s Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of May 9, 2025, and certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);

(f) a copy of the Company’s bylaws as amended and in effect as of March 26, 2025 and the date hereof and certified pursuant to the Secretary’s Certificate;

(g) a copy of certain resolutions of the Board of Directors of the Company, adopted on March 26, 2025, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholder and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Selling Stockholder and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

CXApp Inc.

May 9, 2025

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth in paragraph 1 below, we have assumed that (i) the Company received the consideration for Shares set forth in the Securities Purchase Agreement and the applicable board resolutions and (ii) the issuance of the Shares has been registered in the Company’s share registry. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholder and others and of public officials, including the facts and conclusions set forth in the Certificate of Incorporation and the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

As used herein, “Organizational Documents” means those documents listed in paragraphs (e) and (f) above,

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.	The Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

In addition, in rendering the foregoing opinion we have assumed that:

(a) the Company’s issuance of the Shares did not and will not (i) except to the extent expressly stated in the opinions contained herein, violate any statute to which the Company or such issuance is subject, or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments), and we have further assumed that the Company will continue to have sufficient authorized shares of Common Stock; and

(b) the Company’s authorized capital stock is as set forth in the Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

CXApp Inc.

May 9, 2025

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ MJM